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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )*



                           Mobility Electronics, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   60741U101
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                                (CUSIP Number)


                                January 24, 2001
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           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  60741U101                    13G            PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          REMIGIUS G. SHATAS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     496,500 shares
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               496,500 shares
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          496,500
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
           IN
          ---------------------------------------------------------------------
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ITEM 1.

         (a)      Name of Issuer: Mobility Electronics, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           7955 Redfield Road
                           Scottsdale, Arizona 85260

ITEM 2.

         (a)      Name of Person Filing: Remigius G. Shatas

         (b)      Address of Principal Business Office or, if None, Residence:

                           c/o 5030 Bradford Drive, Suite 230
                                   Huntsville, Alabama 35805

         (c)      Citizenship: USA

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP No.: 60741U101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (16 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ]  An investment adviser in accordance with ss. 240.13d-1(b)(1)
                  (ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1 (b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);



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         (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  Group, in accordance with ss. 240.13-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  496,500 shares

         (b)      Percent of Class: 3.5%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)   Sole power to vote or to direct the vote:  0 shares

                  (ii)  Shared power to vote or to direct the vote:
                        496,500 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                        0 shares

                  (iv)  Shared power to dispose or to direct the disposition of:
                        496,500 shares


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable


ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 15, 2001                      /s/ REMIGIUS G. SHATAS
       -------------------             ----------------------------------------
                                                 Remigius G. Shatas



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